Filed Pursuant to Rule 424(b)(3)
Registration No. 333-151632

SUPERFUND GOLD, L.P. — SERIES A-1, A-2 AND SERIES B-1, B-2 SUPPLEMENT
DATED JULY 13, 2010 TO PROSPECTUS DATED NOVEMBER 3, 2009

JUNE 2010 PERFORMANCE UPDATE

			Total NAV	NAV per Unit
	June 2010	Year to Date	6/30/10	6/30/10

Series A-1	3.08%	13.64%	$5,897,853	$1,201.09

Series A-2	3.25%	14.47%	$1,695,974	$1,272.23

Series B-1	2.81%	9.64%	$7,543,721	$957.90

Series B-2	2.98%	10.75%	$3,127,786	$982.23

*	All performance is reported net of fees and expenses

Fund results for June 2010:

The Fund’s allocations to global equity indices underperformed in June as volatile action resulted in losses. Stocks mounted a mid-month rally on the back of regional strength in Asia, prompting the establishment of new long positions in all regions. However, values deteriorated back to unchanged by month-end as negative inputs from China, the U.S., and Europe eroded values. China’s Enterprise Index rallied over 8% from intra-month lows on strong export and retail sales data before finishing neutral as a disappointing leading economic indicators reading pared gains. News that China would loosen restrictions on its currency also contributed to the mid-month rally for U.S. and European stocks. However, extremely poor housing and retail sales figures spurred profit-taking, leaving front-month Dow futures with a loss of 3.5% on the month. In Europe, stocks finished with fairly significant losses as the focus shifted back to lingering sovereign debt risk by month’s end. The Fund’s mixture of long and short stock indices positions led to losses for the month.

The Fund saw stronger results in long-term global bond markets as weaker than expected fundamental and inflation data complemented intensifying Euro-zone sovereign debt risk, thus prompting widespread buying of bonds. September 30-year U.S. Treasury bonds surged after U.S. employment increased less than forecast with private payrolls accounting for only 10% of the jobs added. The rally was sustained through month-end by deteriorating U.S. retail sales and several poor readings from the housing sector. Front-month German bund futures traded to a record high (since inception) on June 8th amid fear that European countries will struggle to adhere to austerity programs and narrow their deficits. The market retraced from this high temporarily before finishing strong on concerns that European banks will have to pay up to refinance their debt. September Japanese 10-year bond futures moved sharply higher as global macroeconomic concerns encouraged a flight to the relative safety of yen denominated assets. The Fund’s mixture of long and short positions led the bond sector to gains in June.

Allocations to the energy sector underperformed amid significant losses in natural gas futures following an 18% rally through mid-month. Above average temperatures in early June led to increased demand and lower than expected U.S. stockpiles. As a result, the August contract moved as high as $5.249 per million Btu, stopping out the Fund’s short positions in the process. The rally was dampened as bearish sentiment reemerged following reports that existing home sales fell by 2.2% to a record low annual rate. Mild weather moved in toward the end of the month as well, sending values sharply lower and leaving the August contract with only a modest gain of 4.7%. Meanwhile, crude oil futures finished nearly unchanged in quiet range bound action. A featureless geopolitical landscape and an increasingly daunting macroeconomic outlook offset early month strength that was associated with the looming Gulf of Mexico hurricane season and high demand summer driving season. A mixture of long and short positions produced losses for the month in the energy sector.

Gold futures posted new all-time highs once again in June as unease surrounding the sustainability of the global recovery continued to mount. In euro terms, gold traded near the €1,050/oz. level due to early month news of a possible Hungarian default and ongoing civil strife in Europe. Meanwhile in the U.S., poor retail sales, weak consumer confidence, and falling housing figures supported August gold to a gain of 2.5%. Growing concern surrounding Chinese growth also cast a pall over risk assets, providing support to gold into month end.

Other market sectors did not reveal significant trends and did not have a substantial influence on this month’s overall positive performance.

For the month of June 2010, Series A-1 gained 3.08%, Series A-2 gained 3.25%, Series B-1 gained 2.81%, and Series B-2 gained 2.98%, net of all fees and expenses.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPERFUND GOLD, L.P. — SERIES A-1
JUNE 2010 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended June 30, 2010)

STATEMENT OF INCOME

June 2010

Investment income, interest	$252

Expenses
Management fee	11,105
Ongoing offering expenses	—
Operating expenses	3,701
Selling Commissions	9,871
Other expenses	7
Incentive fee	—
Brokerage commissions	9,152
Total expenses	33,836

Net investment gain (loss)	(33,584)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	21,977
Net change in unrealized appreciation (depreciation) on futures and forward contracts	187,818

Net gain (loss) on investments	209,795

Net increase (decrease) in net assets from operations	$176,211

STATEMENT OF CHANGES IN NET ASSET VALUE

June 2010

Net assets, beginning of period	$5,296,342

Net increase (decrease) in net assets from operations	176,211
Capital share transactions
Issuance of shares	425,300
Redemption of shares	—

Net increase (decrease) in net assets from capital share transactions	425,300
Net increase (decrease) in net assets	601,511

Net assets, end of period	$5,897,853

NAV Per Unit, end of period	$1,201.09

SUPERFUND GOLD, L.P. — SERIES A-2
JUNE 2010 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended June 30, 2010)

STATEMENT OF INCOME

June 2010

Investment income, interest	$73

Expenses
Management fee	3,188
Ongoing offering expenses	—
Operating expenses	1,062
Other expenses	3
Incentive fee	—
Brokerage commissions	2,628
Total expenses	6,881

Net investment gain (loss)	(6,808)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	6,309
Net change in unrealized appreciation (depreciation) on futures and forward contracts	53,919

Net gain (loss) on investments	60,228

Net increase (decrease) in net assets from operations	$53,420

STATEMENT OF CHANGES IN NET ASSET VALUE

June 2010

Net assets, beginning of period	$1,562,865

Net increase (decrease) in net assets from operations	53,420
Capital share transactions
Issuance of shares	79,689
Redemption of shares	—

Net increase (decrease) in net assets from capital share transactions	79,689
Net increase (decrease) in net assets	133,109

Net assets, end of period	$1,695,974
NAV Per Unit, end of period	$1,272.23

SUPERFUND GOLD, L.P. — SERIES B-1
JUNE 2010 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended June 30, 2010)

STATEMENT OF INCOME

June 2010

Investment income, interest	$296

Expenses
Management fee	14,204
Ongoing offering expenses	—
Operating expenses	4,734
Selling Commissions	12,626
Other expenses	177
Incentive fee	—
Brokerage commissions	18,872
Total expenses	50,613

Net investment gain (loss)	(50,317)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(41,109)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	297,629

Net gain (loss) on investments	256,520

Net increase (decrease) in net assets from operations	$206,203

STATEMENT OF CHANGE IN NET ASSET VALUE

June 2010

Net assets, beginning of period	$7,265,518

Net increase (decrease) in net assets from operations	206,203
Capital share transactions
Issuance of shares	83,000
Redemption of shares	(11,000)

Net increase (decrease) in net assets from capital share transactions	72,000
Net increase (decrease) in net assets	278,203

Net assets, end of period	$7,543,721

NAV Per Unit, end of period	$957.90

SUPERFUND GOLD, L.P. — SERIES B-2
JUNE 2010 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended June 30, 2010)

STATEMENT OF INCOME

June 2010

Investment income, interest	$123

Expenses
Management fee	5,880
Ongoing offering expenses	—
Operating expenses	1,961
Other expenses	72
Incentive fee	—
Brokerage commissions	7,811
Total expenses	15,724

Net investment gain (loss)	(15,601)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(17,017)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	123,197

Net gain (loss) on investments	106,180

Net increase (decrease) in net assets from operations	$90,579

STATEMENT OF CHANGE IN NET ASSET VALUE

June 2010

Net assets, beginning of period	$3,008,207

Net increase (decrease) in net assets from operations	90,579
Capital share transactions
Issuance of shares	29,000
Redemption of shares	—

Net increase (decrease) in net assets from capital share transactions	29,000
Net increase (decrease) in net assets	119,579

Net assets, end of period	$3,127,786
NAV Per Unit, end of period	$982.23

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/  Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Gold, L.P.